UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 18, 2009

Teton Energy Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31679	84-1482290
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 17th Street - Suite 1600 North, Denver, Colorado		80202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	303-565-4600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

The information regarding the amount by which the aggregate principal amount of the advances currently outstanding under the Second Amended and Restated Revolving Credit Facility (the "Amended Credit Facility") of Teton Energy Corporation (the "Company") exceeds the Company's borrowing base, set forth in Item 2.04 below, is hereby incorporated by reference.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On May 18, 2009, JPMorgan Chase Bank, N.A. ("JPMorgan Chase"), the administrative agent under the Amended Credit Facility, notified the Company that the lenders under the Amended Credit Facility had completed their redetermination of the Company's borrowing base (the "Borrowing Base Redetermination"), lowering the borrowing base from $32.5 million to $20 million.

As of the date of, and after giving effect to, the Borrowing Base Redetermination, the aggregate principal amount of the Company’s advances currently outstanding under the Amended Credit Facility exceeds the borrowing base by approximately $11.5 million.

Pursuant to the terms of the Amended Credit Facility, the Company is required to take one of the following actions to timely eliminate the deficiency: (a) prepay the excess borrowings in full within 30 days, (b) prepay the deficiency in three equal and consecutive monthly installments beginning with May 31, 2009, (c) within 90 days pledge additional collateral to cure the deficiency, or (d) a combination of items (a) and (c) above.

The Company must provide written notice to JPMorgan Chase by May 28, 2009 as to how the Company intends to timely eliminate the borrowing base deficiency. The Company currently intends to elect to repay the deficiency in three equal and consecutive monthly installments. The Company does not currently have sufficient cash resources to repay the portion of the borrowing base deficiency due May 31, 2009. If the Company is unable to successfully negotiate a forbearance agreement, obtain a waiver of compliance or cure the borrowing base deficiency, an event of default under the Amended Credit Facility will occur.

In an event of default, the administrative agent may, and at the request of the majority of lenders, shall by notice to the Company, take either or both of the following actions: (i) terminate the Company’s Commitments (as defined in the Amended Credit Facility), and thereupon the Commitments shall terminate immediately, and (ii) declare the notes and the loans then outstanding under the Amended Credit Facility to be immediately due and payable.

Additionally, pursuant to the terms of the Company's 10.75% Secured Subordinated Convertible Debentures (the "Debentures") due 2013 and issued on June 18, 2008, an event of default under the Amended Credit Facility also results in an event of default under the Company's Debentures. The rights and remedies of the Company’s senior and junior creditors are governed by the Amended and Restated Intercreditor and Subordination Agreement dated September 19, 2008 which the Company entered into with JPMorgan Chase and the Bank of New York Mellon Trust Company, N.A., the trustee with respect to the Company’s obligations under the Debentures.

The Company intends to work with its lenders to eliminate its borrowing base deficiency and in connection therewith is evaluating its strategic alternatives. There is no assurance that the Company will be successful in pursuing any such alternatives and may be required to seek protection under the United States Bankruptcy Code.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teton Energy Corporation

May 22, 2009	By:	/s/ Lonnie R. Brock

Name: Lonnie R. Brock
Title: Executive Vice President & Chief Financial Officer